Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2nd Quarter 2003 Financial Results

Three Month Sales for 2003 Grow 37% Over Same Quarter 2002

Six Month Sales for 2003 Grow 52% Over Same Period 2002 Sales

For Immediate Release

August 11, 2003

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Monday, August 11, 2003 – Orthovita, Inc. (NASDAQ NM / NASDAQ Europe: VITA), a leading developer of orthopaedic biomaterials, reported today its financial results for the three and six months ended June 30, 2003. Product sales for the second quarter of 2003 grew 37% to $3,686,000, as compared to $2,693,000 for the second quarter of 2002. Orthovita has grown its product sales for the eleventh consecutive quarter. Product sales for the first six months of 2003 totaled $6,901,000, reflecting 52% growth when compared to product sales of $4,531,000 for the same period in 2002. The increases for both periods reported are primarily attributable to improved market penetration for VITOSS in the U.S. and additional product configurations sold under our VITOSS platform in the U.S. Approximately 92% of product sales for the six months ended June 30, 2003 were from VITOSS® and IMBIBE™ sales in the U.S., which is consistent with 2002. The remaining sales during the first half of both 2003 and 2002 were primarily a result of VITOSS and CORTOSS® sales in Europe. The gross profit percentage for the six months ended June 30, 2003, of 84% is comparable to the 85% gross profit percentage realized for the six months ended June 30, 2002.

The net loss for the three and six months ended June 30, 2003 decreased to $2,284,000 and $4,778,000, as compared to a net loss of $2,961,000 and $6,305,000 for the same respective periods in 2002. The second quarter of 2003 is the tenth consecutive quarter of decreasing operating loss.

The net loss applicable to common shareholders for the second quarter of 2003 was $2,848,000, or $0.13 per basic and diluted common share, on 21,402,069 weighted average common shares outstanding. The net loss applicable to common shareholders included $564,000 of dividends to holders of Orthovita’s Series A Preferred Stock. Due to the automatic conversion of the Series A Preferred Stock during the second quarter of 2003, no dividends were actually declared or paid during the quarter and no dividends will be declared or paid in the future on these shares. In comparison, the net loss applicable to common shareholders for the second quarter of 2002 was $2,961,000, or $0.15 per basic and diluted common share, on 20,012,392 weighted average common shares outstanding. For the six months ended June 30, 2003, the net loss applicable to common shareholders was $5,897,000, or $0.28 per basic and diluted common share, on 20,899,400 weighted average common shares outstanding. The net loss applicable to common shareholders in 2003 included dividends of $1,119,000, of which $269,000 were declared and paid in Common Stock to holders of Orthovita’s Series A Preferred Stock. In comparison, the net loss applicable to common shareholders for the six months ended June 30, 2002, was $6,305,000, or $0.31 per basic and diluted common share, on 20,392,791 weighted average common shares outstanding.

Operating expenses for the three and six months ended June 30, 2003 were $5,208,000 and $10,304,000, as compared to $5,194,000 and $10,009,000 for the same respective periods in 2002. General & administrative expenses of $931,000 and $2,112,000 for the three and six month periods ended June 30, 2003 were lower than the $1,266,000 and $2,479,000 incurred during the same respective periods in 2002. The decrease is mainly attributable to lower administrative headcount related costs. Selling & marketing expenses of $3,141,000 and $5,945,000 for the three and six month periods ended June 30, 2003 increased from $2,272,000 and $4,145,000 during the respective comparable periods last year. Approximately half of the increase in selling and marketing expenses was due to increased commissions paid to the independent sales agencies in the U.S. as a result of higher product sales and enhancements made to the independent sales agencies’ commission plans, and the other half was due to headcount additions as we build and expand our field sales team in support of growing U.S. product sales. Research & development expenses of $1,136,000 and $2,248,000 for the three and six month periods ended June 30, 2003 decreased from $1,656,000 and $3,385,000 during the same respective periods in 2002. The decreases were primarily due to the completion of certain process development work.

Cash, cash equivalents and short-term investments were $19,001,000 as of June 30, 2003, in comparison to $19,167,000 at December 31, 2002. During June 2003, Orthovita entered into agreements to sell 4,892,856 shares of its Common Stock to several institutional investors for gross proceeds of approximately $13,700,000 and net proceeds of approximately $12,500,000. The investors also received five-year warrants to purchase 978,571 shares of Common Stock, exercisable for cash only, at an exercise price of $4.00 per share, subject to certain weighted average dilution adjustments. The sale of the Common Stock and warrants took place between June 27, 2003, and July 2, 2003. Gross proceeds of $7,500,000 received during July 2003 are not included in the cash and total shareholders’ equity balances as of June 30, 2003. Cash used in operations for the six months ended June 30, 2003 was $5,265,000 and included the advance payment of $711,000 as required pursuant to the revenue interest agreement with Paul Capital Royalty Acquisition Fund, L.P., which will be credited against revenue interest payments earned over the remainder of 2003.

Orthovita also reported today that the Development and Distribution Agreement it entered into with Japan Medical Dynamic Marketing, Inc. has been terminated by mutual agreement. Orthovita has begun to seek other potential partners for the commercialization and distribution of VITOSS in Japan.

Antony Koblish, President and Chief Executive Officer, and Joseph M. Paiva, Chief Financial Officer of Orthovita, will review and discuss the second quarter 2003 financial results on August 11, 2003, at 4:30 p.m. eastern time when they will host a conference call. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675. The conference identification number is 1802199. Please dial in five to ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning August 11, 2003, at 5:30 p.m. eastern time, and ending August 18, 2003, at midnight eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 1802199.

About the Company

Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market.

We have applied our technologies to the development of several products, VITOSS® Synthetic Cancellous Bone Void Filler, CORTOSS® Synthetic Cortical Bone Void Filler and RHAKOSS™ Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites. In addition, we have developed IMBIBE™ Bone Marrow Aspirate Syringe used with VITOSS and ALIQUOT™ Microdelivery System used with CORTOSS.

Orthovita also pursues opportunities to work jointly with other leaders in biomaterial research and product development. Orthovita established a collaboration with Kensey Nash Corporation (NASDAQ: KNSY) to commercialize new products based on Orthovita’s proprietary, ultra porous VITOSS bone void filler material in combination with proprietary Kensey Nash biomaterials. The new products to be developed under this collaboration are expected to broaden the spectrum of surgical operations available to our surgeon customers and enhance the deliverability of our VITOSS product line.

VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS is cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe.

CORTOSS is a high-strength, bone-bonding, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. CORTOSS is cleared for sale in Australia and is approved for sale under a CE Mark in Europe for use in screw augmentation and vertebral augmentation procedures including compression fractures caused by osteoporosis and invasive tumors. CORTOSS is not available for commercial distribution in the U.S. We are conducting clinical studies of CORTOSS required for approval in the U.S. for use in vertebral augmentation procedures. In addition, we completed post-marketing human clinical studies of CORTOSS in Europe for its use in hip compression screw augmentation.

RHAKOSS is under development as a preformed composite that mimics the natural dual cortical-cancellous composition of human bone, providing high strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market. We are conducting clinical studies of RHAKOSS in Europe required to obtain a CE Mark for its use as an interbody fusion device.

This press release contains forward-looking statements regarding our current expectations of future events that involve risks and uncertainties, including, without limitation, our VITOSS, CORTOSS and RHAKOSS products and other aspects of our business. Such statements are based on our current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals to sell our products, our ability to enter into an agreement to commercialize and distribute VITOSS in Japan, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the Securities and Exchange Commission, including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the Commission, all of which are available from the Commission as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Statements of Operations Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003		2002
Product sales	$3,686,302	$2,692,513	$6,901,437		$4,530,902
Cost of sales	609,877	367,975	1,117,835		701,936

Gross profit	3,076,425	2,324,538	5,783,602		3,828,966

General & administrative expenses	931,098	1,265,732	2,111,687		2,478,787
Selling & marketing expenses	3,140,972	2,271,906	5,945,111		4,145,197
Research & development expenses	1,135,694	1,656,075	2,247,521		3,384,815

Total operating expenses	5,207,764	5,193,713	10,304,319		10,008,799

Operating loss	(2,131,339)	(2,869,175)	(4,520,717)		(6,179,833)
Other expense, net	(153,060)	(92,191)	(256,827)		(124,887)

Net loss	(2,284,399)	(2,961,366)	(4,777,544)		(6,304,720)
Dividends paid on preferred stock Deemed dividends on preferred stock	— (564,036)	— —	(268,521 (850,869	) )	— —

Net loss applicable to common shareholders	$(2,848,435)	$(2,961,366)	$(5,896,934)		$(6,304,720)

Net loss per share applicable to common shareholders, basic and diluted	$(.13)	$(.15)	$(.28)		$(.31)

Weighted average number of common shares outstanding, basic and diluted	21,402,069	20,012,392	20,899,400		20,392,791

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Condensed Balance Sheets Data:	June 30, 2003	December 31, 2002
Cash and cash equivalents *	$15,008,718	$15,175,268
Short-term investments	3,992,000	3,992,000
Accounts receivable, net	2,037,030	1,621,238
Inventories	2,999,830	2,870,342
Prepaid revenue interest expense	711,196	—
Other current assets	69,594	53,904
Property and equipment, net	4,582,324	4,896,472
Other assets	94,883	94,883

Total assets	$29,495,575	$28,704,107

Current liabilities	$3,512,706	$3,795,403
Long-term liabilities	7,626,700	7,850,891
Total shareholders’ equity *	18,356,169	17,057,813

Cash Flow Data:	Six Months Ended June 30,
	2003	2002
Net cash used in operating activities	$(5,265,417)	$(6,885,209)

Net cash used in investing activities	$(284,503)	$(419,649)

Net cash provided by (used in) financing activities *	$5,289,733	$(228,789)

Effect of exchange rate changes on cash and cash equivalents	$93,637	$$202,101

*	During June 2003, we entered into agreements to sell 4,892,856 shares of Common Stock to several institutional investors for gross proceeds of approximately $13,700,000 and net proceeds of approximately $12,500,000. The investors also received five-year warrants to purchase 978,571 shares of Common Stock, exercisable for cash only, at an exercise price of $4.00 per share. The sale of the Common Stock and warrants took place between June 27, 2003, and July 2, 2003. Gross proceeds of $7,500,000, received during July 2003, are not included in the cash and total shareholders’ equity balances as of June 30, 2003.

Source: Orthovita, Inc.